Free Writing Prospectus Registration Statement No. 333-131266 Dated May 6, 2008 Filed pursuant to Rule 433

MARKET VECTORS

APRIL 2008                                                  Double Long Euro ETN

Product Description

Market Vectors Currency ETNs are senior, unsecured debt securities issued by
Morgan Stanley that deliver exposure to the exchange rate of a specific foreign currency.

The Market Vectors-Double Long Euro ETN seeks to track the performance of the
Double Long Euro Index (DLONGEUR), less investor fees(3). The Index is intended to be an investable alternative to a two-times leveraged, long investment in the value of the euro relative to the U.S. dollar. As the Index is two-times leveraged, for every 1% strengthening of the euro relative to the U.S. dollar, the level of the Index will generally increase by 2%, while for every 1%
weakening of the euro relative to the U.S. dollar, the Index will generally decrease by 2%.

Investors may trade the ETN on an exchange at market price or receive, at maturity (including upon acceleration of the ETNs) or upon early redemption(1), a cash payment from the issuer based on Index performance, less investor fees(3).

(1)  Investors must make a request to redeem at least 50,000 units of the
     Market Vectors-Double Long Euro ETN directly to the issuer, Morgan
     Stanley, subject to the procedures described in the relevant prospectus.

Features and Benefits
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2X LONG EXPOSURE                    EFFICIENT                   LEVERAGE RESET DAILY
designed to double any              express a leveraged         index provides 2X
appreciation of the euro(1)         bullish view on the euro    leveraged long exposure
                                    in a single securities      to the value of the euro,
                                    transaction                 reset daily
(1)investors are also exposed
to 2X any depreciation
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Performance History (%)
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AS OF APRIL 30, 2008       LIFE    1MO    YTD     1YR    3YR(4)    5YR(4)
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INDEX (DLONGEUR)           n.a.  -1.80%  16.13%  34.99%  15.36%    16.06%
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ETN (URR)                     ANTICIPATED EXCHANGE LISTING: MAY 2008
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                                                                 (4) Annualized
Product Details

TICKER                   URR
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INTRADAY INDICATIVE      URRIV
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VALUE TICKER(2)
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INITIAL ISSUE PRICE      $40 per ETN
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INCEPTION DATE           05/06/08
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MATURITY DATE            04/30/20
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YEARLY INVESTOR FEE(3)   0.65%
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EXCHANGE                 NYSE Arca

Associated Risks

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LEVERAGE RISK
2X leverage will magnify losses as well as gains

CURRENCY RISK  currency markets are volatile and can go up or down rapidly;
ETNs offer no principal protection

ISSUER DEFAULT RISK not secured debt; subject to credit risk

NON-DIVERSIFICATION RISK susceptible to single market events

TRACKING RISK high volatility and effects of interest rates in the U.S. and
Europe may cause Index return to deviate from a 2X leveraged long exposure to the spot exchange rate
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The performance quoted represents historical performance and is not an indication that the return on the ETN or the underlying index is more or less likely to increase or decrease at any time during the term of the ETN. There can be no assurance that the future performance of the ETN or the index will result in holders of the ETN receiving a positive return on their investment. o
ETN returns indicate the change in last reported prices at or shortly after
4:00 pm Eastern Time expressed as a percentage from the beginning of the relevant period to the end of the relevant period and do not represent the returns an investor would receive if an investor traded at other times. Market returns do not account for brokerage commissions which will reduce actual returns. o For all periods prior to May 1, 2008 (the date S&P began publication of the Index), the closing value of the Index used in this table are hypothetical values retrospectively calculated by Morgan Stanley using the same methodology as is currently employed for calculating the Index, based on historical data.

(2)  Intraday Indicative Values, calculated and published by Bloomberg or a successor under the ticker symbol listed on this page, are meant to approximate the intrinsic economic value of each ETN. Intraday Indicative
     Values are for reference purposes only; they are not a price or quotation, or an offer or solicitation for purchase, sale, redemption, or termination. Intraday Indicative Values do not reflect transaction costs, credit considerations, market liquidity, or bid-offer spreads. Actual trading prices of ETNs may differ from their Intraday Indicative Values.

(3)  The Investor Fee is equal to 0.65% times the principal amount of your
     ETNs, times the Index Factor, calculated on a daily basis in the following manner: The Investor Fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the Investor
     Fee will increase by an amount equal to 0.65% times the principal amount of your ETNs times the Index Factor on that day (or, if such day is not an index business day, the Index Factor on the immediately preceding index business day) divided by 365. The Index Factor on any given day will be equal to the closing value of the Index value on that day divided by the initial index level. The initial index level is the value of the Index on the inception date.

ETN TICKER URR   1.888.MKT.VCTR  MARKETVECTORSETNS.COM/URR

Van Eck Global
since 1955

Index Description

DOUBLE LONG EURO INDEX is intended to be an investable alternative to a two-times leveraged long investment in the value of the euro relative to the
U.S. dollar.

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INDEX TICKER     DLONGEUR
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REUTERS TICKER   .DLONGEUR

Issuer Details

ISSUER MORGAN STANLEY
--------------------------------
S&P RATING             AA-
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MOODY'S RATING         Aa3

3 Year Index Statistics
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CORRELATION (TO S&P 500)                                   -0.19
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CORRELATION (TO LEHMAN AGGREGATE BOND INDEX)                0.17
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CORRELATION (TO MSCI EAFE INDEX)                            0.12
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CORRELATION (TO DOW JONES AIG INDEX)                        0.37
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CORRELATION (TO U.S. DOLL AR AS MEASURED BY DXY)           -0.98
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VOLATILITY(5)                                             13.93

(5)  Volatility is the annualized standard deviation of monthly returns.

For Information
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DOUBLE LONG EURO ETN          marketvectorsETNs.com/URR
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DOUBLE LONG EURO INDEX        marketvectorsETNs.com/DLONGEUR
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The ETNs are not rated and offer no principal protection. Investors in the ETNs are subject to the credit risk of the issuer, Morgan Stanley, for any amounts payable on the ETNs at maturity (including upon acceleration) or upon any earlier redemption. Morgan Stanley's senior debt credit ratings set forth above are on negative outlook.

The Market Vectors Currency ETNs are senior unsecured debt obligations of
Morgan Stanley that do not pay interest or guarantee the return of principal.
The amount investors will be paid on their Market Vectors Currency ETNs at maturity or on any earlier repurchase date will depend on the index closing value of the underlying index on the applicable valuation date(s) and on the amount of investor fees that will have accumulated with respect to the Market
Vectors Currency ETNs. Because the investor fees reduce the amount of payment you may receive at maturity or upon any earlier repurchase, the level of the underlying index on the applicable valuation date(s) must increase sufficiently to compensate for the deduction of the investor fees in order for you to receive at least the amount of your initial investment in the Market Vectors
Currency ETNs at maturity or upon our earlier repurchase. In order to require the issuer to repurchase the Market Vectors Currency ETNs, investors must make the request with respect to at least 50,000 Market Vectors Currency ETNs.
Depending on the index level on the applicable valuation date(s), investors could lose a substantial portion or even all of their investment.

If the closing indicative value of the Market Vectors-Double Long Euro ETNs is less than or equal to $1.00 per ETN for any index business day, the maturity date of the ETNs will be accelerated the ETNs will return only a de minimis amount, or zero.

Market Vectors Currency ETNs can be bought and sold through your broker at any time and will be subject to brokerage commissions.

Market Vectors-Double Long Euro ETNs are subject to significant risk of loss.
Risks include leveraged exposure to: single currency exchange rates; changes in the volatility of the underlying index; changes in the currency markets during hours when the Market Vectors Currency ETNs are not trading; changes in interest rate levels; government intervention in the currency markets;
geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the foreign exchange markets; and Morgan
Stanley's creditworthiness. Interest rates will also impact the level of the index, which will be adversely affected if the interest rate on U.S. dollars is greater than the interest rate on euros at any time during the term of the ETNs and this interest rate differential is not offset by movements in the spot exchange rate. In addition, the daily rebalancing of the index may dampen the positive effect on the index level of increases in the euro's value relative to the U.S. dollar, or it may amplify the negative impact on the index level of decreases in the euro's value relative to the U.S. dollar.

In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention. As a result, the market value of the Market Vectors Currency ETNs will vary and may be less than the amount of your initial investment at any time over the term of the ETNs.

Leveraged investment strategies involve additional significant risk. Any movement in the spot exchange rate or any differential between short term interest rates will have a two-times leveraged impact on the index.

Morgan Stanley, the issuer of the Market Vectors Currency ETNs, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and the offering of the Market Vectors Currency ETNs. You may get these documents for free by visiting the Van Eck Securities Corporation Web site at
www.marketvectorsETNS.com or EDGAR on the SEC Web site at www.sec.gov.

Alternatively, you may request a free copy of the prospectus by calling Van Eck
Securities Corporation at 1.888. MKT.VCTR; you may also request a copy from
Morgan Stanley or any other dealer participating in this offer.

Van Eck Securities Corporation is the exclusive marketer of the Market Vectors
Currency ETNs.

ETN TICKER URR   1.888.MKT.VCTR  MARKETVECTORSETNS.COM/URR